Exhibit No. 10.34

Description of Director Compensation

Director Compensation

      Fees. Directors who are not employees of the Company receive fees of $20,000 annually plus fees of $1,500 for each board meeting attended, $1,500 for each committee meeting attended or, if chair of a committee, $3,000 for each committee meeting attended, in each case whether attendance is in person or by conference telephone. All such fees are paid in cash. Directors who are also employees of the Company receive no fees for their service on the Board. All Directors are entitled to reimbursement for their reasonable out-of-pocket travel expenditures.

      Equity Grants. Directors who are not employees of the Company are credited annually shares of the Company common stock having a fair market value at the time of the award equal to $25,000. One quarter of these shares are credited to a Director's account on the last business day of each calendar quarter using the fair market value of the common stock on such dates. Delivery of the shares credited to a Director is deferred until such Director ceases to serve as a Director. These shares are issued pursuant to the Non-Employee Director's Stock Grant Plan.

      Chairman's Fee. Mr. Donald P. Aiken serves as Chairman of the Board. In addition to receiving the Director compensation described above, Mr. Aiken receives a fee of $12,500 per month for his services as Chairman.

      Deferrals. Under an amended Agreement for Deferment of Director Fees, each non-employee Director may elect to defer all or part of the Director's annual retainer fees and Board and committee meeting attendance fees until a future date selected by the Director. Until the termination of the Gerber Scientific, Inc. 1992 Non-Employee Director Stock Option Plan in August 2002, a Director could elect to have the deferral held in cash, on which interest accrues at market rates, or in shares of the common stock issued under that plan. Upon termination of the 1992 Non-Employee Director Stock Option Plan, deferred amounts are held in cash, on which interest accrues at market rates. Each agreement provides for dividends to be credited on the shares of the common stock held in a Director's share account established in accordance with the agreement. These arrangements remain in effect notwithstanding the termination of the 1992 Non-Employee Director Stock Option Plan.